                                                                    Exhibit 10.8

[logo]                                                      Boston Chicken, Inc.
                                                       14103 Denver West Parkway
                                                                    P.O.Box 4088
                                                           Golden, CO 80401-4086

May 11, 1998


Mr. Lawrence E. White
5901 Newhaven Drive
Plano, TX  75093

Dear Larry:

Boston Chicken, Inc. ("The Company") is pleased to confirm its offer to employ you as Executive Vice President, Chief Financial Officer at the Support Center. Your compensation for this position will be $400,000 per year. In addition, subject to the approval of the Stock Option Committee of the Board of Directors, you will receive an option to purchase 250,000 shares of the Company's common stock pursuant to its 1997 Stock Option Plan. The option price will be the price of the Company's stock as of the close of the trading day immediately prior to your first day of employment. In all cases, options, and your eligibility for options, are subject to the terms and conditions of the Stock Option Plan, a copy of which is available to you upon request. As a condition to your receiving an option grant, you will be required to enter into the Company's current form of confidentiality and non-compete agreement.

The Company will provide you with reasonable relocation expenses for your move from Dallas to Denver, the details of which will be determined in the next 7-10 days. It would be our expectation that these expenses will be grossed up for applicable taxes. If you voluntarily terminate your employment with the Company, within one year of your move to the Denver area, you agree to pay back your relocation expenses.

As a regular full-time employee, you are eligible to participate in the employee benefit plans which the Company offers to employees. A description of the benefit plans currently being offered is enclosed with this letter. These plans may be amended from time to time, or terminated. Also, you will be eligible annually to receive three weeks of paid vacation.

It is understood that you are not being offered employment for a definite period of time and that either you or the company may terminate the "at will" employment relationship at any time and for any reason (or no reason whatsoever) without prior notice. The "at will" nature of this relationship may only be changed by a written document signed by the president of the Company. This is not an employment agreement for any specified length of time. However, should you be terminated without Cause (as defined on the attached schedule), you will receive, as severance, a sum equal to the amount of your then current annual base salary, payable in bi-weekly installments (i.e., as though your salary were being continued), each in accordance with the Company's then applicable payroll policies and practices (including, for example, withholding of applicable taxes).

Larry, please indicate your acceptance of this offer by signing and dating the enclosed copy of this letter and returning it to me via fax at 303-216-5336, or by mail. You can give me a call with any questions at 303-216-5480. We look forward to having you on the Boston Chicken team!

Mr. White
May 11, 1998
Page two



Sincerely,

/s/ Tom Beck
------------
Tom Beck
Senior Vice President
Human Resources

Enclosures

I hereby accept the offer as stated above.

Signature:
           /s/ Lawrence E. White        Date:  5/12/98
           ---------------------               -------
           Lawrence E. White

For purposes of the attached offer of "at will" employment, "Cause" shall mean the following:

     (1) the willful or gross neglect by the employee of the duties assigned to him/her by the Company;

     (2) willful misconduct or gross neglect of the employee of the duties assigned to him/her by the Company;

     (3) the employee's commission of a felony for which he/she is convicted with no further rights of appeal; or

     (4) the employee's death or any illness or disability which renders him/her unable to perform his/her duties hereunder for longer than six
          (6) consecutive months.